EXHIBIT 99.1



               FREEPORT-McMoRan COPPER & GOLD
           ANNOUNCES RESULTS OF STRATHCONA AUDIT


NEW ORLEANS, LA., May 5, 1997 -- Freeport-McMoRan Copper & Gold Inc. (FCX) announced today that it was provided late in the afternoon on May 4, 1997, the interim report of Strathcona Mineral Services Limited (Strathcona) on its technical audit of the Busang project prepared for BRE-X Minerals LTD (BRE-X). In connection with this audit, Strathcona completed a closely supervised six-hole core drilling program with 1,470 meters drilled, which FCX monitored. Strathcona selected an initial 350 meters of core for assaying at laboratories in Australia, Indonesia and Canada.

     Strathcona  described  its  assay  results  as   "quite
conclusive" and stated that these results "...along with work done by Freeport, results from recent drill core samples
submitted   by   BRE-X,   and   other   investigations   and
observations we have  made, we are  able to express  without
reservation   the   following   opinions   and   conclusions
concerning the main area of interest on the Busang property, the Southeast Zone 1 South, and to which we anticipate no changes in our final report...

1)Only trace amounts of gold have been found in the samples assayed, and there were no samples that gave gold values of economic interest.
2)As a consequence, we believe there to be virtually no possibility of an economic gold deposit in the Southeast Zone 1 South of the Busang property.
3)The assaying of the samples from the Busang property submitted by BRE-X to Indo Assay Laboratories in Balikpapan, Indonesia has been of a good standard, and the gold values reported have reflected the gold in the samples delivered to the laboratory.
4)The due diligence program conducted by Freeport has been very thorough and of a high professional standard in all respects.
5)The gold recovered in samples submitted by BRE-X has originated from a source other than the Southeast Zone of the Busang property and has resulted in falsification and misrepresentation of many thousands of samples with consequent and subsequent erroneous estimates of gold resources."

     As previously announced, FCX has the right to participate as a 15 percent owner of the Busang project, subject to the confirmation of the existence of a commercially viable resource, which does not appear to exist based on the information obtained by FCX during its due diligence review, confirmed by the results of the Strathcona audit. Consequently, FCX will notify BRE-X that it is withdrawing from the Busang project pursuant to the terms of its contractual agreement.

     Mr. James R. Moffett, Chairman and Chief Executive Officer of FCX, stated, "We are very disappointed that the apparent opportunity for FCX to develop the Busang property has been eliminated by the findings of our due diligence efforts, as now confirmed by the Strathcona audit report. However, we were able to identify this situation promptly, prior to the expenditure of any funds other than due diligence expenditures, which were not significant."